SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 7, 2004

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5.  Other Events and Regulation FD Disclosure

A.  Pacific Gas and Electric Company’s 2003 General Rate Case

          On April 6, 2004, a proposed decision was issued in Pacific Gas and Electric Company’s (Utility) 2003 general rate case (GRC) pending at the California Public Utilities Commission (CPUC).  The 2003 GRC determines the amount of authorized base revenues the Utility can collect from customers to recover its basic business and operational costs for electricity and natural gas distribution operations and for electricity generation operations for 2003 and succeeding years.  The administrative law judge’s (ALJ) proposed decision would approve the July 2003 and September 2003 settlement agreements reached among the Utility and various consumer groups to set the Utility’s 2003 revenue requirements for its electricity generation and electricity and natural gas distribution operations.  The proposed decision would approve the terms of the settlement agreements that provide for an attrition adjustment in 2004, 2005 and 2006 based on changes in the Consumer Price Index (CPI), except the ALJ recommends that the settlement agreements be modified to delete the provision for a minimum attrition adjustment amount in each year.

          If the proposed decision is adopted by the CPUC the Utility’s total 2003 revenue requirements, as provided in the settlement agreements, would be set at approximately:

  $2.5 billion for electric distribution operations, representing a $236 million increase over the current authorized amount;
  $927 million for natural gas distribution operations, representing a $52 million increase over the current authorized amount; and
  $912 million for electricity generation operations, representing a $38 million increase over the current authorized amount.

          In addition, under the proposed decision, if the Utility forecasts a second refueling outage at the Diablo Canyon nuclear power plant in any one year the generation revenue requirement would be increased to reflect a fixed revenue requirement of $32 million per refueling outage, adjusted for changes in the CPI in the manner described in the proposed decision.

          The proposed minimum attrition adjustments for electricity and natural gas distribution revenue requirements for 2004, 2005 and 2006 are 2.00 percent, 2.25 percent and 3.00 percent, respectively.  The proposed minimum attrition adjustments for electricity generation revenue requirements for 2004, 2005 and 2006 are 1.50 percent, 1.50 percent and 2.50 percent, respectively. If the proposed decision is adopted, the aggregate attrition adjustment for 2004 would be approximately $61 million based on the actual change in the CPI of 1.4 percent.  This would reflect  a reduction of approximately $21 million compared to the Utility’s November 2003 request for approximately $82 million (excluding the $32 million allowance for a second refueling outage in 2004) based on the proposed minimum attrition adjustments.  If the proposed decision is adopted and the actual changes in the CPI for 2005 and 2006 are less than the proposed minimum attrition adjustment amounts for those years, the actual attrition adjustment amounts in 2005 and 2006 would be less than the amounts would have been under the settlement agreements.

          The proposed decision also would authorize the establishment of new balancing accounts, effective January 1, 2004, to ensure that the Utility recovers its authorized revenue requirements regardless of the level of sales.

          The proposed decision would reject the Utility’s request for approximately $75 million in additional revenue requirements to fund a pension contribution.

          If adopted, the proposed decision would be retroactive to January 1, 2003.  Comments on the proposed decision are due on April 26, 2004 and reply comments are due on May 3, 2004.  PG&E Corporation and the Utility are unable to predict whether the proposed decision will be adopted by the CPUC.  If the CPUC does not approve the settlement agreements, the Utility’s ability to earn its authorized rate of return for the years until the next GRC would be adversely affected.

B.  Pacific Gas and Electric Company’s Chapter 11 Proceeding

           As previously disclosed, two CPUC commissioners filed a motion in the U.S. District Court for the Northern District of California (District Court) seeking to stay the implementation of the Utility’s confirmed plan of reorganization (Plan), pending resolution of the appeal filed by these two CPUC commissioners of the confirmation order issued by the U.S. Bankruptcy Court for the Northern District of California.  The Utility has previously provided notice that the Plan will become effective on April 12, 2004.

           On April 6, 2004, the District Court informed the parties that a hearing on the motion to stay the implementation of the Plan would be held at 10:00 a.m. on April 9, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
CHRISTOPHER P. JOHNS

Christopher P. Johns Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
DINYAR B. MISTRY

Dinyar B. Mistry Vice President and Controller

Dated: April 7, 2004